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Rayonier Provides Update on Southeast Wildfires

JACKSONVILLE, Fla., May 30, 2007 - Rayonier (NYSE:RYN) said today that, as of May 29, the continuing wildfires in Southeast Georgia and Northeast Florida have damaged approximately 64,000 acres, wholly or partially, of Rayonier timberland since the fires began in mid-April. As a result, the company now expects to record a one-time, non-cash charge in the second quarter of $15 to $18 million, or 19 to 23 cents per share, for the book value of the damaged timber.

Although the fires on its property are mostly contained, the company noted that the ongoing extremely dry and windy weather conditions continue to pose a threat. Rayonier said final numbers will not be available until the fires are out and it has had an opportunity to fully assess the damage. An update will be provided in the company's second quarter earnings announcement to be released July 24, 2007. Rayonier owns, leases or manages approximately 2.7 million acres of timberland in the U.S., New Zealand and Australia, including 1.7 million acres in the Southeast U.S.

About Rayonier

Founded in 1926, Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world's leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company's sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a Real Estate Investment Trust.

Statements in this press release regarding anticipated earnings are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are subject to factors beyond our control that could cause actual results to differ materially from those expressed in the forward looking statements. In particular, the extent of the damage to our timberland caused by the continuing wildfires may be greater than we currently anticipate, and the future effect of the fires on timber prices, supply and volume is currently unknown. For additional factors that could impact future results, please see the Company's most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

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